Exhibit 4.12

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 — 5th Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
To the securities regulatory authorities in each of the provinces of Canada
Dear Sirs/Mesdames:
Re: Precision Drilling Trust (the “Trust”)
We refer to the short form base shelf prospectus of the above Trust dated February 4, 2009 relating to offer and issue, from time to time of trust units, debt securities, warrants and subscription receipts of the Trust.
We consent to the use, through incorporation by reference in the short form base shelf prospectus, of our report dated March 20, 2008 to the unit holders of the Trust on the following financial statements:
Consolidated balance sheets as at December 31, 2007 and 2006;
Consolidated statements of earnings and retained earnings (deficit) and cash flow for each of the years in the three-year period ended December 31, 2007.
We also consent to the use, through incorporation by reference in the short form base shelf prospectus, of our report dated March 20, 2008 to the Board of Directors of Precision Drilling Corporation as Administrator of Precision Drilling Trust and to the unit holders of the Trust on the effectiveness of internal control over financial reporting as of December 31, 2007.
We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.
This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.
Yours very truly,
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
February 4, 2009